UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2016 (December 22, 2016)

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)

001-16633	84-1460811
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

303-381-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 1.01              Entry into a Material Definitive Agreement

On December 22, 2016 (the “Effective Date”), Array entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”) providing for a term loan in the original principal amount of $15,000,000 (the “Term Loan Amount”) and a revolving line of credit of up to $5,000,000 (“Revolving Line”). Array may request advances under the revolving line of credit, which may be repaid and reborrowed, or utilize the line of credit for the issuance of letters of credit, foreign exchange contracts or other cash management services. Array intends to utilize a portion of the proceeds from the term loan to repay in full its outstanding obligations to Comerica Bank under the Loan and Security Agreement dated June 28, 2005, as amended (the “Comerica Loan Agreement”). The entire Term Loan Amount was loaned on the Effective Date, and Array has requested the issuance of a letter of credit in the amount of $2,800,000 to secure Array’s obligations under its lease agreement for its Boulder, Colorado facilities.

The outstanding principal amount under the term loan bears interest at a floating per annum rate equal to the Prime Rate minus 2.00% (but not less than 0.00%) and the principal amount of any advances outstanding under the revolving line bear interest at a floating per annum rate equal to the prime rate. Array must make monthly payments of interest under the term loan commencing with the first month after the Effective Date until maturity and, commencing on January 1, 2019 and monthly thereafter, Array must make payments of principal under the term loan based on a 36-month amortization schedule. Payments of accrued interest on any advances outstanding under the revolving line of credit are payable monthly. A final payment of accrued interest and principal due on the term loan and on any outstanding advances is due on the maturity date of December 1, 2021.

The Loan Agreement provides for a revolving line commitment fee of $50,000, payable in five equal installments from the Effective Date and an unusued revolving line facility fee equal to 0.20% per annum of the average unused portion of the Revolving Line. Upon repayment or acceleration of the term loan, a final payment fee equal to 8.00% of the Term Loan Amount is payable. If the term loan is prepaid or accelerated prior to the maturity date, Array must also pay a fee equal to (i) 2.00% of the Term Loan Amount if such prepayment or acceleration occurs on or prior to the first anniversary of the Effective Date, or (ii) 1.00% of the Term Loan Amount if such prepayment or acceleration occurs after the first anniversary of the Effective Date. If the revolving line is terminated prior to the maturity date for any reason, Array must pay a termination fee equal to (i) 2.00% of the Revolving Line if such termination occurs on or prior to the first anniversary of the Effective Date, or (ii) 1.00% of the Revolving Line if such termination occurs after the first anniversary of the Effective Date.

Array granted SVB a first priority security interest in all assets of Array other than its intellectual property, provided that accounts and proceeds of Array’s intellectual property constitutes collateral and Array has agreed not to encumber its intellectual property without SVB’s consent. The Loan Agreement contains customary covenants, including restrictions on changes in control of Array, the incurrence of additional indebtedness, future encumbrances on Array’s assets, the payment of dividends or distributions on Array’s common stock and the sale, lease, transfer or disposition of Binimetinib and Encorafenib outside of certain markets if Array’s cash and cash equivalents maintained with SVB fall below certain levels.  In addition, Array must maintain a liquidity ratio, defined as (i) Array’s unrestricted cash and cash equivalents maintained at SVB or its affiliates plus eligible accounts divided by (ii) all outstanding obligations owed to SVB, of at least 2.00 to 1.00, measured monthly.

Upon an event of default under the Loan Agreement, SVB is entitled to accelerate and demand payment of all amounts outstanding under the Loan Agreement, including payment of all applicable termination and prepayment fees, demand that Array deposit at least 105% of the face amount of any letters of credit remaining undrawn to secure all obligations thereunder, and to exercise other remedies available to SVB under the Loan Agreement and at law or in equity.

Item 1.02              Termination of a Material Definitive Agreement

In connection with entering into the Loan Agreement described above, Array repaid all outstanding obligations to Comerica Bank and terminated the Comerica Loan Agreement on December 22, 2016. Upon payment of such obligations, all liens held by Comerica Bank on Array’s assets terminated and were released.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 relating to the Loan Agreement is contained in Item 1.01 above and is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement dated December 22, 2016 between Array BioPharma Inc. to Silicon Valley Bank

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2016	Array BioPharma Inc.

	By:	/s/ Jason Haddock
Jason Haddock
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan and Security Agreement dated December 22, 2016 between Array BioPharma Inc. to Silicon Valley Bank